EXHIBIT 16.1

December 9, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Tortuga Mexican Imports, Inc. - Commission File Number 333-102945

We have read the statements that we understand Tortuga Mexican Imports, Inc. will include under the Experts section in its Form SB-2/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in the same section.

Very truly yours,

/s/ Malone & Bailey, PC

www.malone-bailey.com
Houston, Texas